Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated February 16, 2010, except for the stock split paragraph of Note 1 and the changes in capitalization paragraph of Note 10, as to which the date is March 5, 2010, relating to the consolidated financial statements of Maxlinear, Inc., included in the Registration Statement (Form S-1 No. 333-162947) and related Prospectus of MaxLinear, Inc.

/s/ Ernst & Young LLP

San Diego, California

March 23, 2010